Exhibit 99.1

For Immediate Release

Energytec Board Declares 7% Stock Dividend;

Company Will Seek Listing on American Stock Exchange

DALLAS, Texas, October 7, 2005–The Board of Directors of Energytec, Inc. (OTC: EYTC) has declared a 7% stock dividend payable October 31, 2005, to stockholders of record as of October 21, 2005. Cash will be paid in lieu of fractional shares and holders of fewer than 200 shares.

In other action, the Board voted unanimously to seek listing of the company’s common stock on the American Stock Exchange (“Amex”) as soon as is practicable after the Company’s previously submitted Form 10 has been cleared by the SEC. The Amex is on record as seeking “small companies with good stories to tell.” Frank W Cole, Chairman of Energytec, commented, “It’s hard to think of a better description of Energytec. Two years ago our stock was selling for less than 50 cents a share; today it’s more than $3.50. Two years ago our stockholders’ equity was $4.8 million; today it’s $26.6 million. Yes, we have an interesting story to tell and there are certainly some great success stories about companies our size or smaller that have experienced significant growth in their market capitalization, stockholder base diversification and trading value after an Amex listing.”

ABOUT ENERGYTEC

Energytec, Inc. is a growing independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields with established oil and gas reserves that have declined in production yet still possess significant remaining upside exploitation potential. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field, where it is undertaking a significant thermal recovery project. Energytec has increased production and reserves on the properties it owns and intends to continue to increase production and reserves on those properties, as well as new acquisitions, through drilling new wells, and implementing other development programs such as workovers and secondary recovery operations. The Company maintains a website at www.energytec.com. For further information, call Frank W Cole, Chairman of Energytec, at 972-789-5136 or email the Company at energytec@energytec.com.

The statements included in this document concerning Management’s plans and objectives constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited, to factors detailed in the Company’s Report to Shareholders; down-turns in the Company’s primary markets; disruption to the Company’s operations from acts of God or extended maintenance; and production and transportation difficulties. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.